EXHIBIT 99.1

Company Contact:
Joseph T. Schepers
Director, Investor Relations
(800) 793-2145 ext. 3002
jschepers@pernixtx.com

Pernix Therapeutics Announces Agreement to Acquire Cypress  Pharmaceuticals, Inc.  and Hawthorn Pharmaceuticals, Inc.

To Significantly Increase and Broaden Pernix’s Branded and Generic Product Portfolio
To Provide Pipeline of Generic ANDAs and Branded NDAs and Products in Development
To Enhance Clinical and Regulatory Expertise
Company Receives Financing Commitment

THE WOODLANDS, TEXAS, November 14, 2012 – Pernix Therapeutics Holdings, Inc. (“Pernix” or the “Company”) (NYSE MKT: PTX), a specialty pharmaceutical company, today announced that it has entered into a definitive agreement to acquire Cypress Pharmaceuticals, Inc. (“Cypress”), a privately-owned generic pharmaceutical company, and Hawthorn Pharmaceuticals, Inc. (“Hawthorn”), a privately-owned branded pharmaceutical company.

Under the terms of the agreement, Pernix will pay approximately $101 million, which includes an up-front payment of $68.5 million in cash and $12.5 million in equity, $10 million payable in December 2013, and an additional $10 million in milestone payments.  The Company has received a commitment of a $60 million credit facility.  MidCap Financial will serve as Sole Bookrunner, Administrative Agent and Joint Lead Arranger.

Cypress and Hawthorn, founded in 1993, are headquartered in Madison, MS and have 170 employees, including 115 sales reps. In 2012, revenues for Cypress and Hawthorn are expected to be approximately $50 million, consisting of approximately 54% generic products and 46% branded products. Hawthorn offers a wide array of branded pharmaceutical products, including allergy, respiratory, iron deficiency, nephrology and pain management. Cypress offers a broad range of generic pharmaceutical products in the areas of cough and cold, nutritional supplements, analgesics, urinary tract, women’s health, pre-natal vitamins and dental health.

This acquisition is expected to significantly increase and broaden Pernix’s branded and generic product portfolio. Cypress and Hawthorn also have clinical and regulatory expertise, receiving approval of more than 10 ANDAs in the last three years and 2 NDAs in 2011. Additionally, 15 ANDAs and one 505(b)(2) NDA were filed at the FDA, and Cypress and Hawthorn also have several products in clinical development.

Cooper Collins, President and CEO of Pernix, said, “This will be the most significant acquisition in the Company’s history.  The generic and branded businesses of Cypress and Hawthorn are an excellent fit for Pernix, which is expected to increase the Company’s revenues for the full year 2013 to approximately $135-$145 million. The Cypress and Hawthorn pipeline, which includes products filed with the FDA or in development, will move us forward on our strategic plan to drive the Company’s future success. We are enthusiastic about working with the Cypress and Hawthorn’s management team as we integrate our companies.  We are confident that Pernix, Cypress and Hawthorn are an excellent combination that will provide strong growth in the future.”

The acquisition is subject to applicable regulatory approvals and other terms and conditions and is expected to close by the end of the year.

Conference Call and Webcast Information

Management will host a conference call today at 9:00 a.m. EST to discuss the acquisition of Cypress and Hawthorn and its financial results for the third quarter and nine months ended September 30, 2012. The conference call will feature remarks from Cooper Collins, President and Chief Executive Officer, and David Becker, Chief Financial Officer. To participate in the live conference call, please dial (888) 364-3109 (U.S.) or (719) 325-2432 (International), and provide passcode 9218466.  A live webcast of the call will also be available on the investor relations section of the Company’s website, www.pernixtx.com.

About Pernix Therapeutics Holdings, Inc.

Pernix Therapeutics is a specialty pharmaceutical company primarily focused on the sales, marketing, manufacturing and development of branded, generic and OTC pharmaceutical products. The Company manages a portfolio of branded and generic products. The Company’s branded products for the pediatrics market include CEDAX®, an antibiotic for middle ear infections, NATROBA™, a topical treatment for head lice marketed under an exclusive co-promotion agreement with ParaPRO, LLC, and a family of treatments for cough and cold (BROVEX®, ALDEX® and PEDIATEX®). The Company’s branded products for gastroenterology include OMECLAMOX-PAK®, a 10-day treatment for H. pylori infection and duodenal ulcer disease, and REZYST™, a probiotic blend to promote dietary management. The Company promotes its branded pediatric and gastroenterology products through its sales force. Pernix markets its generic products through its wholly-owned subsidiary, Macoven Pharmaceuticals. The Company’s wholly-owned subsidiary, Great Southern Laboratories, manufactures and packages products for the pharmaceutical industry in a wide range of dosage-forms.  A product candidate utilizing cough-related intellectual property is in development for the U.S. OTC market. Founded in 1996, the Company is based in The Woodlands, TX.

Additional information about Pernix is available on the Company’s website located at www.pernixtx.com.

About MidCap Financial, LLC

MidCap Financial, LLC is a commercial finance company focused on middle market lending in the broad national healthcare industry. MidCap specializes in $5 million to $200 million loans. The company is headquartered in Bethesda, MD, with offices in Chicago and Los Angeles and focuses on four areas:

●	Leveraged loans to healthcare companies with over $5 million in EBITDA;
●	Life Sciences loans to VC-backed and public pharmaceutical, biotech and medical device companies;
●	Asset-Based working capital loans to healthcare providers collateralized by third-party accounts receivable and other assets;
●	Real Estate loans to skilled nursing facilities, senior housing properties and medical office buildings.

Additional information about MidCap Financial, LLC can be found at www.midcapfinancial.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the completion of the transaction described above.  Statements including words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions are forward-looking statements.  Because these statements reflect the Company’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. No assurances can be given that the Company will be able to complete the transaction when anticipated or at all nor does the Company provide any assurances regarding its future performance. Investors should note that many factors, as more fully described under the caption "Risk Factors" in our Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in forward-looking statements contained in the Company’s Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.